MFB Financial Bank Incentive Plan

                             For All Non-BIC Program

                              Employees of MFB Bank



                              Executive Management





                             Fiscal Year 2004 - 2005






                       Approved by the Board of Directors:










                                  Plan Overview


Objective: MFB believes that all full-time and part-time employees should have a portion of their compensation package made up of performance-based pay.

                           The purpose of this Plan is to provide incentive
compensation to employees that will:

1. Link personal compensation to organizational and individual achievement of goals and objectives. 2. Motivate and Retain employees, and 3. Attract qualified applicants to the organization.

Administration:            The Plan will be administered by the Director Human
                           Resources under the review of the Executive
                           Management Staff of the Bank. (Executive Management defined as the President/CEO, the COO, the CFO and EVP of Wealth Management). Upon the approval of the Board of Directors, this administrative group will have the authority to:

1. Modify this Plan Document
2. Make final determination and recommendation of amounts paid from the Plan 3. Set conditions for eligibility
4. Define the criteria that will determine organizational and individual goals and objectives to achieve 5. Establish the dates for payment from the Plan 6. Determine partial or no payment of monies from the Plan and 7. Terminate the Plan is so determined to do so.

Eligibility: For an employee to be considered eligible for receiving an award from this Plan, they
                           must:

1. Be a Full Time employee who has completed six (6) months of full-time status at the conclusion of the fiscal year and be in good standing with the Bank.
2. In order to receive payment from the Plan, the employee must at the time of the award, be in employment with MFB.
3. Should an employee be promoted sometime in a fiscal year, elevating them to the next BIC level, they will be eligible to receive up to that level's calculated amount. (A new document would be provided by HR at the time of the promotion.)

                           (Good Standing defined as an overall annual review rating of Meeting Expectations and not currently on Probationary Status.)



Award Payments:Awards will be made on an annual basis. Award amounts will be determined using the Base Salary of the individual at the time this document was prepared and distributed.

                           These awards will be based upon the profitability of the Bank and will not be awarded unless the Bank achieves the Threshold net income goal. Should net income exceed the Threshold, the accompanying chart will dictate the amount of award possible. Each fiscal year, the Administrative Committee will determine what % of one's possible bonus will be tied to Bank Performance (Net Income) and achievement of Personal Goals & Objectives.

Form of Award:             All payouts will be in cash and subject to taxation
                           regulations dictated by the
                           Internal Revenue Service and 401 (k) deductions.

Criteria Levels: Net profits for the Bank must be at least be at the Threshold level of $3,100,000 for the fiscal year ending September 30, 2005 for an Award to be paid. The next two (2) levels are the Budget Goal of $3,224,000 and the Stretch Goal of $3,627,000.

                           For the fiscal year ending September 30, 2005, the criteria used in determining one's possible bonus will be 70% Bank Performance and 30% Individual Goals and Objectives. The possible bonus dollars for XXXXXXX on a base salary of $XXX,000 will be:




                                            Bank Portion Individual Portion
                           At Threshold   $
                           At Budget         $
                           At Stretch        $